Exhibit 99.1

SUBSIDIARY CHAIN OF OWNERSHIP

The shares of TIBCO Software Inc. beneficially owned by Reuters Group PLC are held in the name of Reuters Nederland B.V. Reuters Nederland B.V. is wholly-owned through the following chain of ownership, all of which entities are wholly-owned subsidiaries of Reuters Group PLC:

Reuters Group PLC
Reuters Investments Limited
Reuters Holdings Limited
Reuters Limited
Reuters Group Overseas Holdings (UK) Limited
Reuters Overseas Holdings BV
Reuters International Holdings Sarl
Reuters Nederland B.V.